Exhibit 99.2

JWH GLOBAL TRUST
c/o Refco Commodity Management, Inc.
550 W. Jackson Blvd.
Suite 1300
Chicago, IL 60661

October 18, 2005

Re:  Update on Current Status of Fund Operations

Dear Investor:

I am writing to inform you of certain further recent developments concerning your investment in the JWH Global Trust (the “Fund”).

Refco, Inc. and certain of its subsidiaries, including Refco Capital Markets, Ltd. (“RCM”), the Fund’s initial foreign currency broker, have filed for bankruptcy protection.  None of the Fund, Refco Commodity Management, Inc., the Fund’s managing owner, or Refco, LLC, the Fund’s initial futures broker, were covered by the filing.  However, the status of the Fund’s assets deposited at RCM remains uncertain.

If you have any questions regarding any of the aforementioned developments, please do not hesitate to contact your financial adviser.

Sincerely,

Richard C. Butt

President – Refco Commodity Management, Inc.